Exhibit 99.6.13

FORM OF TENDER

25 Mountbatten Drive

St. john’s

Newfoundland and Labrador

(the “Property”)

TO:	COX HANSON O’REILLY MATHESON
Solicitors for Royal Bank of Canada, Vendor
Suite 401, 235 Water Street
St. John’s, NL A1C lB6
Attention: Roland C. Snelgrove

1.	Tekoil & Gas Corporation

NAME OF TENDERER

2.	c/o Stewart Mckelvey Stirling Scales, P. O. Box 5038, 100 New Gower Street, St. john’s, Newfoundland and Labrador, A 1C 5V3

ADDRESS OF TENDERER

3.	709-722-4270 709-722-4565
TELEPHONE NUMBER FACSIMILE NUMBER

4.	I/We hereby submit this offer for the purchase of the above noted Property:

$ 395,000.00 CDN

5.	I/We hereby agree, in the event this offer is accepted, to be bound by the “Conditions of Sale” dated July 18, 2006 and the Notice of Sale by Tender in connection with the above noted Property, both of which shall form part of the offer, with a closing date of August 31, 2006.

6.	This Tender and Offer is irrevocable.

7.	Enclosed is my/our bank draft/money order payable to “Cox Hanson O’Reilly Matheson” as a deposit in the amount of $ 19,500.00_ CDN representing five percent (5%) of my/our Tender submitted herein.

DATED at St. John’s, Newfoundland and Labrador this 14th day of August, 2006.

/s/ Donna Parsons - VP Corporate Relations
WITNESS	SIGNATURE AND OFFICE (If applicable) (If tenderer is a corporation, office must be indicated)

CONDITIONS OF SALE

25 Mountbatten Drive

St. John’s

Newfoundland and Labrador

1.	The Vendor is Royal Bank of Canada (the “Vendor”) in its capacity as mortgagee.

2.	The property being offered for sale pursuant to these Conditions (the “Property”) is located at 25 Mountbatten Drive, St. John’s, in the Province of Newfoundland and Labrador as more particularly described in a Mortgage between Glenn Richards as Mortgagor and Royal Bank of Canada as Mortgagee dated December 3, 2003 and registered at Roll 2635, Frame 299 (the “Mortgage”). A copy of the description of the Property is attached hereto as Schedule “A fl.

3.	The Property is being sold by the Vendor as Mortgagee to satisfy amounts due under the Mortgage.

4.	Any supplementary information annexed hereto and any other information received from the solicitors for the Vendor have been prepared solely for the convenience of prospective purchasers and such information is not warranted to be complete or accurate.

5.	The sale will be by public tender marked “Tender – 25 Mountbatten Drive, St. John’s” to be submitted to the offices of Cox Hanson O’Reilly Matheson, solicitors for the Vendor, situate at Suite 401, 235 Water Street, St. John’s, Newfoundland & Labrador, A 1C 1B6, up to 1:00 p.m. on August 14, 2006 (the “Tender Date”). Every tender submitted should be in the form of tender prescribed by the Vendor (the “Form of Tender”), a copy of which is attached hereto as Schedule “B “. Tenders received by the Vendor that are not in the Form of Tender may, in the absolute discretion of the Vendor, be rejected. Tenders must be accompanied by certified cheque or banker’s draft for not less than five percent (5%) of the tender amount as a deposit payable to “Cox Hanson O’Reilly Matheson, in Trust”.

6.	The highest or any tender will not necessarily be accepted. The successful tenderer, if any, will be contacted within ten (10) business days of Tender Date. Thereupon the other deposits received will be returned to the unsuccessful tenderers without interest. Royal Bank of Canada reserves the right to submit a tender or to establish a reserve price. Any sale pursuant to the tender shall be subject to the Conveyancing

Act and, in particular, any court              approvals required thereunder. If the successful tenderer does not complete the purchase in accordance with these Conditions of Sale, then the said deposit will be forfeited to the Vendor on account of liquidated damages.

7.	The Property will be sold on an “as is, where is” basis. Tenders will be accepted on the basis that the tenderer has inspected the Property and has relied upon its inspection and investigation and that there is no warranty or representation either express or implied with respect to the Property, title, description, environmental conditions, fitness for purpose, quantity or quality thereof, as to all of which the purchaser shall be deemed to have satisfied himself, or in respect of any other matter or thing whatsoever.

8.	Upon acceptance by the Vendor of the successful tender, there shall be a contract of purchase and sale (the “Agreement of Purchase and Sale”) between the Vendor and the successful tenderer as purchaser (such successful tenderer being the “Purchaser”) on the terms contained herein, and these Conditions of Sale shall be sufficient evidence of such contract.

9.	Subject to the terms and conditions hereof, the balance of the purchase price shall be paid to the Vendor by the Purchaser by cash or certified cheque and the Agreement of Purchase and Sale closed and completed not later than 30 days following the Tender Date (the “Closing Date”). In the event that court approval of the sale is required pursuant to the Conveyancing Act, and such approval has been sought but is not obtained by the Closing Date, then the Closing Date shall be extended to the date two business days following the granting of such court approval. In the event that the Court refuses to grant such approval, then this transaction shall be at an end, and the Vendor shall return the deposit to the Purchaser, without interest.

10.	Upon completion of the Agreement of Purchase and Sale, the Purchaser or its assigns shall be entitled to such deeds of conveyance and transfers, bills of sale or assignments as may be considered necessary by the Vendor to convey to the Purchaser or its assigns the interest of the Vendor in the Property.

11.	Title to the Property shall not pass to the Purchaser, nor shall the Purchaser be entitled to possession of same, until the purchase price and all other payments to be made by the Purchaser, pursuant to the Agreement of Purchase and Sale, have been paid in full. The Purchaser shall take possession of the Property on the Closing Date.

2

12.	The Purchaser shall examine title to the Property at its own expense and the Purchaser is not to call for the production of any title deeds, abstracts of title, surveys or proof of evidence of title other than those in the Vendor’s possession or under its control.

13.	The Purchaser acknowledges that no chattels are being sold, transferred or conveyed hereunder. Further, the Purchaser acknowledges that the Mortgagee is not responsible for the removal from the property of any chattels thereon.

13.	The sale of the Property is subject to any existing tenancies as of the Closing Date.

14.	All realty and other taxes taking priority to the position of the Vendor will be adjusted as at the Closing Date. The Purchaser shall be liable to pay all HST, RST or other taxes or assessments which may be applicable arising out of or in connection with the sale.

15.	If the Purchaser fails to comply with any of the terms of the Agreement of Purchase and Sale, in addition to the forfeiture of the deposit as referred to in Clause 6 hereof, all other payments made by the Purchaser to the Vendor shall be forfeited to the Vendor on account of liquidated damages, and the Property may be sold or resold by the Vendor in such manner and upon such terms and conditions as the Vendor in its sole discretion determines and the deficiency, if any, on such sale or resale, together with all costs, damages and expenses pertaining to the same occasioned by the default of the Purchaser shall be paid by the defaulting Purchaser.

16.	The validity and interpretation of these Conditions of Sale, and of each provision and part thereof and of the Agreement of Purchase and Sale defined herein, shall be governed by the laws of the Province of Newfoundland & Labrador and the Courts of Newfoundland & Labrador shall have exclusive jurisdiction with respect to any disputes arising out of these Conditions of Sale or any Agreement of Purchase and Sale entered into pursuant to these Conditions of Sale.

17.	The Vendor, at its own discretion, may waive in writing any or all of the Conditions of Sale.

18.	If there is any conflict between the Conditions of Sale and the advertising related to the tender, the terms contained in these Conditions of Sale shall prevail.

3

20.	All stipulations as to time are strictly of the essence.

21.	The Agreement of Purchase and Sale entered into pursuant to these Conditions of Sale shall enure to the benefit of and be binding upon the parties thereto and their respective successors and assigns.

19.	The Vendor shall not be liable to complete the sale if prevented or enjoined by any order by a Court of competent jurisdiction or if the security under which the Vendor is acting is redeemed. In this case the Vendor shall be liable to the Purchaser only for the return of the deposit without interest, costs or any compensation whatsoever, and the parties shall be relieved of any further obligation with respect to these terms and conditions of sale.

20.	These Tender terms may be subject to further provisions of an order of the Court.

DATED at St. John’s, Newfoundland & Labrador, this              day of             , 2006.

COX HANSON
O’REILLY MATHESON Solicitors for the Vendor Suite 401, Scotia Centre 235 Water Street St. John’s, NL AIC 1B6

Telephone (709) 726-3321 Facsimile (709) 726-2992

4

THIS INDENTURE    made at St. John’s, Newfoundland and Labrador this 31st day of August, 2006

BETWEEN:	ROYAL BANK OF CANADA, a body corporate, duly incorporated under Charter of the Dominion of Canada, pursuant to its powers as Mortgagee as set out in the Conveyancing Act, Revised Statutes of Newfoundland and Labrador 1990, Chapter C-34, as amended

(hereinafter called the “Mortgagee”)

of the one part

AND:	TEKOIL & GAS CORORATION, a body corporate, duly registered to carry on business in the Province of Newfoundland and Labrador, Canada

(hereinafter called the “Purchaser”)

of the other part

WHEREAS by an Indenture of Mortgage (hereinafter called the “Mortgage”) dated December 3, 2003, and registered at Roll 2635, Frame 299 of the Registry of Deeds for Newfoundland and Labrador on December 4, 2003, and made between Glenn Richards as Mortgagor (the “Mortgagor”) of the one part and the Royal Bank of Canada as Mortgagee of the other part, ALL THAT piece or parcel of land situate and being at 25 Mountbatten Drive, in the City of St. John’s, in the Province of Newfoundland and Labrador, and being more particularly described in Schedule “A” attached hereto TOGETHER WITH all buildings and erections thereon and all appurtenances to the same belonging or in anywise appertaining thereto (hereinafter called the “ Property”), inter alia, were transferred, assigned and conveyed unto the Mortgagee therein by way of mortgage to secure the repayment of the principal sum of $405,000.00 with interest thereon as therein more particularly set forth;

AND WHEREAS demand for payment has been made upon the Mortgagor who has defaulted in payment of the said principal and interest;

AND WHEREAS the Mortgagee herein chose to exercise its power of sale conferred on it under and by virtue of Chapter C-34 of the Revised Statutes of Newfoundland and Labrador (RSNL), 1990 known as the Conveyancing Act, as amended;

AND WHEREAS by notice in writing the Mortgagee demanded payment in full of the whole of the monies secured under the said Mortgage from the Mortgagor;

AND WHEREAS the Mortgagor have failed to pay to the Mortgagee all of the monies secured under the said Mortgage;

AND WHEREAS upon the expiration of at least thirty (30) days after the giving of such notice aforesaid the Mortgagee herein caused to be advertised in The Telegram, a newspaper having circulation in the area where the Property is situate, on July 21, July 27, August 3 and August 10,2006 notices that the Property would be sold by Public Tender on August 14, 2006;

AND WHEREAS on July 24, 2006, the Mortgagee caused to be obtained a fresh appraisal of the Property by a qualified appraiser, namely William G. Balsom of Kirkland, Balsom & Associates who appraised the Property at $426,000.00;

AND WHEREAS the said Public Tender was held on August 14, 2006;

AND WHEREAS no satisfactory bids were received for the property as a result of the Public Tender process in relation to the same;

AND WHEREAS the private bid of the Purchaser in the amount of Three hundred ninety five thousand dollars ($395,000.00) is the highest bid received for the property, which bid is in excess of 75% of the appraised value;

AND WHEREAS the Mortgagee herein has agreed to sell and the Purchaser herein has agreed to purchase the Property for the consideration hereinafter appearing;

NOW THEREFORE THIS INDENTURE WITNESSETH that for and in consideration of the sum of Three hundred ninety five thousand dollars ($395,000.00) of lawful money of Canada, paid by the Purchaser to the Mortgagee on or before the execution of these presents (the receipt whereof is hereby acknowledged) the Mortgagee in exercise of the Power of Sale conferred on it by the Conveyancing Act, Chapter C-34, of the Revised Statutes of Newfoundland and Labrador, 1990, as amended, and all other powers both statutory and contractual hereby sells, assigns, and conveys unto the Purchaser All THAT piece or parcel of land situate and being Civic No. 25 Mountbatten Drive, in the City of St. John’s, in the Province of Newfoundland and Labrador, and being more particularly described in Schedule “A” attached hereto TOGETHER WITH all buildings and erections thereon and all appurtenances to the same belonging or in anywise appertaining thereto TO HAVE AND TO HOLD the same unto the Purchaser absolutely and forever.

IN WITNESS WHEREOF	Royal Bank of Canada has caused these presents to be executed in accordance with its rules and regulations by the hands of its duly authorized Attorneys pursuant to a Power of Attorney registered at the Registry of Deeds for Newfoundland and Labrador in Roll 2155, Frame 2771.

SIGNED, SEALED AND DELIVERED in the presence of:	ROYAL BANK OF CANADA

/s/ Roland C. Snelgrove
By its Attorney, Roland C. Snelgrove

/s/ F. RICHARD GOSSE	/s/ Randall W. Smith
F. RICHARD GOSSE Barrister	By its Attorney, Randall W. Smith